Changes in Registrants Certifying Accountant


        (i) PricewaterhouseCoopers LLP (PwC), which has served as the independent accountant for the Registrant since December 15, 1993, advised the Registrant on October 28, 2003 that it would not stand for reappointment as the Registrants Independent Auditors for its fiscal year ending September 30, 2004.

        (ii) PwCs reports on the financial statements of the Registrant for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

        (iii) In connection with its audits for the two most recent fiscal years and through November 20, 2003, (1) there were no disagreements with PwC on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of PwC, would have cause them to make reference to the subject matter of the disagreements in connection with their report on the financial statements for such years; and
                (2) there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

        (iv) The Registrant has requested that PwC furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not PwC agrees with the statements made in this Item. A copy of such letter dated November 20, , 2003 is attached hereto as Exhibit 77Q1 to this Form N-SAR.

        (v) The Registrant is presently negotiating with another independent accountant that was approved by the Audit Committee and the Trustees of the Registrant on November 19, 2003.